Samaritan to Host 2007 Annual Meeting October 23, 2007

Shareholders Must Make Reservations to Tour New Collaborative Research Lab at McGill University Research Institute

LAS VEGAS, Sept. 28, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV), a developer of innovative drugs, announced today it will host its annual shareholders meeting on Tuesday, October 23, 2007 at 10:00 a.m. EDT in the VIP Conference Room of Samaritan Therapeutics, 1000 de la Gauchetiere West, Montreal, Canada.

The Annual Shareholders meeting will be followed with a tour of the new Samaritan/McGill collaborative research laboratory at the McGill University Research Institute, McGill University. As the collaborative research laboratory is in a restricted access building, shareholders must register in advance for the laboratory tour by calling Richard Brown, Investor Relations at 702-735-7001. In addition to advance reservations, attendees have to present government-issued photo identification to gain entrance to the McGill University Research Institute.

As a reminder, the Internet availability of proxy materials for Samaritan’s 2007 Annual Meeting of Shareholders under the new SEC “Notice and Access” rule, can be found on the website www.livproxy.com.

Samaritan Pharmaceuticals:

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell eleven revenue-generating products in Greece and various Eastern European countries.

Disclaimer

The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

CONTACT: Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com